Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ERASCA, INC.

Erasca, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of the corporation is Erasca, Inc. The corporation originally filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on July 2, 2018.

I.

The name of the corporation is: Erasca, Inc. (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

IV.

The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock.” The Preferred Stock shall consist of three series designated “Series A Preferred Stock,” “Series B-1 Preferred Stock,” and “Series B-2 Preferred Stock.” As used herein, “Series B Preferred Stock” means, collectively, Series B-1 Preferred Stock and Series B-2 Preferred Stock. All shares of Common Stock and Preferred Stock shall have a par value of $0.0001 per share.

The number of shares of Common Stock which the Corporation is authorized to issue is 147,027,681. The number of shares of Preferred Stock which the Corporation is authorized to issue is 97,622,409, of which 38,103,681 shares shall be designated Series A Preferred Stock, 28,741,400 shares shall be designated as Series B-1 Preferred Stock, and 30,777,328 shares shall be designated as Series B-2 Preferred Stock.

The rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares of capital or the holders thereof are set forth below in this Article IV.

1. Dividends. No dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends on shares of Common Stock payable in shares of Common Stock), on the shares of any class or series of capital stock of the Corporation, unless and until there shall first be, or simultaneously, declared and paid on each share of Preferred Stock, on a pari passu basis, a cash dividend in an amount equal to such dividend or other distribution with each share of Preferred Stock entitled to receive an amount equal to the product of (i) the amount of the dividend declared on each share of Common Stock and (ii) the number of shares of Common Stock into which the share of Preferred Stock is then convertible under Section 4 hereof determined by reference to the applicable Conversion Price in effect at the record date for such dividend.

Neither the Corporation nor any of its Subsidiaries shall purchase, redeem or otherwise acquire for value any shares of any class or series of the Corporation’s capital stock (other than the shares of Common Stock issued by the Corporation to its employees, directors or outside consultants or contractors pursuant to plans or arrangements duly approved by the Corporation’s Board of Directors (the “Board of Directors”)), and no money shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof, except as provided in Section 2(f)(ii)(b) below.

In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code. Accordingly, for purposes of making any calculation under Section 500 of the California Corporations Code Section in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” shall be deemed to be zero (0).

2. Liquidation.

(a) Preference. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (a “Liquidation Event”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each share of Preferred Stock, on a pari passu basis, shall be entitled to receive on a pro rata basis out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to the Liquidation Value as set forth in Section 2(e) of such share, which amount shall be paid prior to and in preference of any payment made or assets distributed on the Common Stock or any other class or series of capital stock of the Corporation.

(b) Partial Payment. If upon any Liquidation Event the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire assets of the Corporation so to be distributed shall be distributed ratably among the holders of Preferred Stock, in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Remaining Assets. After payment to the holders of Preferred Stock of the amounts set forth in Section 2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock.

(d) Deemed Conversion. Notwithstanding the above Sections 2(a), (b) and (c), for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this Section 2(d), then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock.

(e) Liquidation Value. The “Liquidation Value” means: (1) with respect to the Series A Preferred Stock, (i) the sum of (A) the applicable Original Issue Price (as defined below) plus (B) all declared but unpaid dividends as of the date the Liquidation Value of such share is determined, less (ii) the amount of all previously-paid dividends on the Series A Preferred Stock; (2) with respect to the Series B-1 Preferred Stock, (i) the sum of (A) the applicable Original Issue Price plus (B) all declared but unpaid dividends as of the date the Liquidation Value of such share is determined, less (ii) the amount of all previously-paid dividends on the Series B-1 Preferred Stock; and (3) with respect to the Series B-2 Preferred Stock, (i) the sum of (A) the applicable Original Issue Price plus (B) all declared but unpaid dividends as of the date the Liquidation Value of such share is determined, less (ii) the amount of all previously-paid dividends on the Series B-2 Preferred Stock. The “Original Issue Price” means: (1) with respect to the Series A Preferred Stock, $1.667 per share (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations); (2) with respect to the Series B-1 Preferred Stock, $5.00 per share (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations); and (3) with respect to the Series B-2 Preferred Stock, $7.50 per share (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations).

(f) Deemed Liquidation Events.

(i) Definition. For purposes of this Section 2, a Liquidation Event shall be deemed to be occasioned by, or to include, the following (each, a “Deemed Liquidation Event”) unless the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as converted basis, elect otherwise:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii) a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except (A) any such merger or consolidation involving the Corporation or a Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 2(f)(i)(a), all shares of Common Stock issuable upon exercise of stock options of the Corporation outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities of the Corporation outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged), (B) a merger effected exclusively for the purpose of changing the domicile of the Corporation, and (C) any transaction or series of related transactions principally for bona fide equity financing purposes of the Corporation in which the Corporation is the surviving corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of the Corporation of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Corporation if substantially all of the assets of the Corporation and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Corporation.

(ii) Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2(f)(i)(a) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), (b), (c) and (d).

(b) In the event of a Deemed Liquidation Event referred to in Section 2(f)(i)(a)(ii) or 2(f)(i)(b), if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, on a pari passu basis, and (ii) if the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as converted basis, so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation legally available for distribution to its stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock, on a pari passu basis, at a price per share equal to the applicable Liquidation Value. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2(f)(ii)(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii) Notice. The Corporation shall give each holder of record of Preferred Stock written notice of such impending event described in Section 2(f)(i) not later than twenty (20) calendar days prior to the stockholders meeting called to approve such transaction, or twenty (20) calendar days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) calendar days after the Corporation has given the first notice provided for herein or sooner than ten (10) calendar days after the Corporation has given notice of any material changes provided for herein. Notwithstanding anything to the contrary in Section 2(f)(ii) or 2(f)(iii), the periods set forth in Section 2(f)(ii) and 2(f)(iii) may be shortened and/or notice may be waived upon the Corporation’s receipt of written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as converted basis.

(g) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2(f)(i)(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consolidation shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) through (d) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) through (d) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2(g), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

(h) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

3. Voting Rights.

(a) Generally. On all matters to come before the stockholders, the Preferred Stock shall have that number of votes per share (rounded up to the nearest whole share) equivalent to the number of shares of Common Stock into which such share of Preferred Stock is then convertible determined by reference to the applicable Conversion Price in effect at the record date of the determination of the holders of the shares entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first solicited. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or this Amended and Restated Certificate of Incorporation, the holders of Preferred Stock shall vote together with the holders of the outstanding shares of Common Stock, and not as a separate class or series.

(b) Protective Provisions.

(i) Series A Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(a) liquidate, dissolve, or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event;

(b) increase or decrease the total number of authorized shares of Series A Preferred Stock;

(c) authorize, create or issue (whether by merger, consolidation, reclassification, amendment of this Amended and Restated Certificate of Incorporation, sale or otherwise) shares of any class or series of stock not authorized herein having rights, preferences or privileges senior to the Series A Preferred Stock; or

(d) amend, alter, terminate, repeal, or waive any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, if such action would adversely and materially alter the rights, preferences, or powers of, or restrictions provided for the benefit to, the Series A Preferred Stock.

(ii) Series B-1 Protective Provisions. So long as any shares of Series B-1 Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, voting as a separate class:

(a) liquidate, dissolve, or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event;

(b) increase or decrease the total number of authorized shares of Series B-1 Preferred Stock;

(c) authorize, create or issue (whether by merger, consolidation, reclassification, amendment of this Amended and Restated Certificate of Incorporation, sale or otherwise) shares of any class or series of stock not authorized herein having rights, preferences or privileges senior to the Series B-1 Preferred Stock; or

(d) amend, alter, terminate, repeal, or waive any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, if such action would adversely and materially alter the rights, preferences, or powers of, or restrictions provided for the benefit to, the Series B-1 Preferred Stock.

(iii) Series B-2 Protective Provisions. So long as any shares of Series B-2 Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B-2 Preferred Stock, voting as a separate class:

(a) liquidate, dissolve, or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event;

(b) increase or decrease the total number of authorized shares of Series B-2 Preferred Stock;

(c) authorize, create or issue (whether by merger, consolidation, reclassification, amendment of this Amended and Restated Certificate of Incorporation, sale or otherwise) shares of any class or series of stock not authorized herein having rights, preferences or privileges senior to the Series B-2 Preferred Stock; or

(d) amend, alter, terminate, repeal, or waive any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, if such action would adversely and materially alter the rights, preferences, or powers of, or restrictions provided for the benefit to, the Series B-2 Preferred Stock.

(iv) Waivers. Subject to any additional vote expressly set forth elsewhere herein, any of the rights, powers, preferences and other terms of the Series A Preferred Stock may be waived on behalf of all holders of Series A Preferred Stock by the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class. Subject to any additional vote expressly set forth elsewhere herein, any of the rights, powers, preferences and other terms of the Series B-1 Preferred Stock may be waived on behalf of all holders of Series B-1 Preferred Stock by the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, voting as a separate class. Subject to any additional vote expressly set forth elsewhere herein, any of the rights, powers, preferences and other terms of the Series B-2 Preferred Stock may be waived on behalf of all holders of Series B-2 Preferred Stock by the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B-2 Preferred Stock, voting as a separate class.

4. Conversion. The rights of the holders of shares of Preferred Stock to convert such shares into shares of Common Stock (as defined in Section 4(h) below) of the Corporation (the “Conversion Rights”), and the terms and conditions of such conversion, shall be as follows:

(a) Right to Convert; Optional and Automatic Conversion.

(i) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of the issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock or the Common Stock, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 4(b) below; provided, however, notwithstanding the foregoing or anything to the contrary herein, without the prior written consent of the holders of a majority of the outstanding shares of Series B-1 Preferred Stock, no share of Series B-1 Preferred Stock shall be convertible into shares of Common Stock prior to the earlier of (x) the consummation of the Second Closing (as defined in the Purchase Agreement (as defined below)), and (y) October 31, 2022.

(ii) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate(s) therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(a)(iv) hereof).

(iii) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Preferred Stock or the Common Stock, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Preferred Stock which are not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, except that in the case of an automatic conversion pursuant to Section 4(a)(iv)(A) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 4(a)(iv)(A) or in the case of an automatic conversion pursuant to Section 4(a)(iv)(B) hereof, immediately prior to the close of business on the date of the election referred to in Section 4(a)(iv)(B), and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.

(iv) Each share of Preferred Stock then outstanding shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 4(b) below upon the earlier of (A) the closing of a Qualified Public Offering (as defined in Section 7 below) or (B) the consent of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as converted basis, given in person or by proxy, either in writing or by vote at a meeting called for that purpose; provided, that (x) the outstanding shares of Series A Preferred Stock shall not be converted into Common Stock pursuant to clause (B) without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, (y) the outstanding shares of Series B-1 Preferred Stock shall not be converted into Common Stock pursuant to clause (B) without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, voting as a separate class, and (z) the outstanding shares of Series B-2 Preferred Stock shall not be converted into Common Stock pursuant to clause (B) without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B-2 Preferred Stock, voting as a separate class.

(v) No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(b) Conversion of Preferred Stock. The applicable series of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the applicable Conversion Price (as defined herein) per share in effect at the time into the applicable Original Issue Price of Preferred Stock being converted.

(c) Conversion Price. “Conversion Price” means (i) $1.667 per share, with respect to the Series A Preferred Stock, (ii) $5.00 per share, with respect to the Series B-1 Preferred Stock, and (iii) $7.50 per share, with respect to the Series B-2 Preferred Stock, each subject to adjustment as set forth herein.

(d) Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock, shall be paid in respect to the Common Stock of the Corporation, the applicable Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment to the Conversion Price under this Section 4(d) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

(e) Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another Person (excluding a consolidation or merger described in Section 2(f)(i)(a) of this Article IV) (collectively referred to hereinafter as “Reorganizations”), the holders of Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Preferred Stock the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Common Stock of the Corporation which the Preferred Stock entitled the holder thereof to convert to immediately prior to such Reorganization would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Preferred Stock. The provisions of this Section 4(e) shall similarly apply to successive Reorganizations.

(f) Sale of Additional Shares.

(i) If at any time or from time to time following the date of the initial issuance of shares of the applicable series of Preferred Stock, the Corporation shall issue or sell (or is deemed to have issued or sold) Additional Shares of Common Stock other than as a dividend or other distribution on any class of stock and other than as a subdivision or combination of shares of Common Stock as provided in Section 4(d), for a consideration per share less than the then existing applicable Conversion Price, then, and in each such case, the then existing applicable Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately prior to such issuance) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the applicable Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately prior to such issuance) plus the number of shares of Additional Shares of Common Stock actually issued in such issuance.

(ii) For the purpose of making any adjustment in the Conversion Price, or number of shares of Common Stock issuable upon conversion of Preferred Stock, as provided above, the consideration received by the Corporation for any issue or sale of securities shall:

(a) To the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any expenses payable directly or indirectly by the Corporation and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Corporation in connection with such issue or sale;

(b) To the extent it consists of property other than cash, the consideration other than cash shall be computed at the fair market value thereof as determined in good faith by the Board of Directors, at or about, but as of, the date of the adoption of the resolution specifically authorizing such issuance or sale, irrespective of any accounting treatment thereof; provided, however, that such fair market value as determined by the Board of Directors, when added to any cash consideration received in connection with such issuance or sale, shall not exceed the aggregate market price of the Additional Shares of Common Stock being issued, as of the date of the adoption of such resolution; and

(c) If Additional Shares of Common Stock, Convertible Securities (as defined below) or Rights (as defined below) are issued or sold together with other stock or securities or other assets of the Corporation for consideration which covers both, the consideration received for the Additional Shares of Common Stock, Convertible Securities or Rights shall be computed as that portion of the consideration so received which is reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights.

(iii) For the purpose of making any adjustment in the applicable Conversion Price provided in Section 4(f) hereof, if at any time, or from time to time, the Corporation issues any stock or other securities convertible into Additional Shares of Common Stock (such stock or other securities being hereinafter referred to as “Convertible Securities”) or issues any rights or options to purchase Additional Shares of Common Stock or Convertible Securities (such rights or options being hereinafter referred to as “Rights”), then, and in each such case, if the Effective Conversion Price (as hereinafter defined) of such Rights or Convertible Securities shall be less than the applicable Conversion Price in effect immediately prior to the issuance of such Rights or Convertible Securities, the Corporation shall be deemed to have issued at the time of the issuance of such Rights or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received in consideration for the issuance of such shares an amount equal to the aggregate Effective Conversion Price of such Rights or Convertible Securities. For the purposes of this Section 4(f)(iii), “Effective Conversion Price” shall mean an amount equal to the sum of the lowest amount of consideration, if any, received or receivable by the Corporation with respect to any one (1) Additional Share of Common Stock upon issuance of the Rights or Convertible Securities and upon their exercise or conversion, respectively. No further adjustment of the Conversion Price adjusted upon the issuance of such Rights or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Rights or the conversion of any such Convertible Securities. If any such Rights or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Conversion Price, as applicable, as adjusted upon the issuance of such Rights or Convertible Securities shall be readjusted to the Conversion Price, as applicable, which would have been in effect had such adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Rights or on the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities. No readjustment pursuant to this subsection (f)(iii) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date and (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(g) Additional Shares of Common Stock. “Additional Shares of Common Stock” as used in this Section 4 shall mean all shares of Common Stock issued or deemed to be issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than the following securities (collectively, “Exempted Securities”):

(i) shares of Common Stock issued upon the conversion of any shares of the Corporation’s Preferred Stock;

(ii) shares of Common Stock issued or issuable to employees or officers or directors or outside consultants or contractors of the Corporation or any Subsidiary pursuant to a plan, agreement or arrangement duly approved by the Board of Directors;

(iii) shares of Common Stock issued pursuant to a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(iv) shares of Common Stock issued or issuable pursuant to the exercise or conversion of options, warrants or Convertible Securities outstanding as of the date hereof;

(v) shares of Common Stock issued to effect any stock split, stock dividend or recapitalization of the Corporation;

(vi) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with the Corporation obtaining lease financing, whether issued to a lessor, guarantor or other Person, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors;

(vii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with any borrowings, direct or indirect from financial institutions or other Persons by the Corporation, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors;

(viii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with the acquisition of all or a substantial portion of the assets or the business of another entity by the Corporation, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors;

(ix) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with any corporate partnering transaction, strategic alliance, technology acquisition or transfer, or similar transaction between the Corporation and any other Person, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors;

(x) shares of Series B Preferred Stock issued pursuant to that certain Series B Preferred Stock Purchase Agreement, dated on or after the filing date of this Amended and Restated Certificate of Incorporation, among the Corporation and the Investors named therein (as the same may be amended from time to time) (the “Purchase Agreement”); and

(xi) shares of Common Stock and/or options, warrants or other Common Stock purchase rights duly approved by the Board of Directors.

(h) Common Stock. “Common Stock” as used in this Section 4 shall mean any shares of any class of the Corporation’s capital stock other than Preferred Stock. The Common Stock issuable upon conversion of the Preferred Stock, however, shall be the Common Stock of the Corporation as constituted on the date hereof, except as otherwise provided in this Section 4.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Corporation, at its expense, shall cause the Chief Financial Officer or Treasurer of the Corporation to compute such adjustment or readjustment in accordance with this Amended and Restated Certificate of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown on the Corporation’s stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold; (ii) the applicable Conversion Price at the time in effect for such series Preferred Stock; and (iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of such series of Preferred Stock. Such notice may be given in advance of such adjustment or readjustment and may be included as part of a notice required to be given pursuant to Section 4(j) below.

(j) Notices of Record Date. In the event the Corporation shall propose to take any action of the type or types requiring an adjustment to the Conversion Price of any series of Preferred Stock, or the number or character of the Preferred Stock as set forth herein, the Corporation shall give notice to the holders of Preferred Stock as applicable in the manner set forth in Section 4(i) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action. Notwithstanding the requirements of this Section 4(j), this Section 4(j) shall not be applicable and no such notice shall be required with respect to any action that is, or has been, approved by the holders of a majority of the then outstanding shares of the applicable series of Preferred Stock, voting as a separate class.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation where the Corporation is not the surviving corporation, effective provisions shall be made in the certificate or articles of incorporation, merger or consolidation, or otherwise of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to provide for the conversion of Preferred Stock in accordance with the provisions of this Section 4.

(l) Payment of Taxes. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock so converted were registered.

(m) Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and this Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(n) No Impairment. Subject to the right of the Corporation to amend its Certificate of Incorporation or take any other corporate action upon obtaining the necessary approvals required by its Certificate of Incorporation and applicable law, the Corporation shall not amend this Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith use its best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against dilution or other impairment.

(o) Special Mandatory Conversion.

(i) Trigger Event. In the event that any holder of Preferred Stock is deemed to be a Defaulting Purchaser (as defined in the Purchase Agreement) pursuant to the terms and conditions of the Purchase Agreement, then each share of Preferred Stock held by such Defaulting Purchaser and its Affiliates (as defined in the Purchase Agreement) shall automatically, and without any further action on the part of such Defaulting Purchaser, its Affiliates, or the Corporation, be converted into 0.1 shares of Common Stock, rounded down to the nearest whole share in accordance with Section 4(a)(v). Such conversion is referred to as a “Special Mandatory Conversion.”

(ii) Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Section 4(o)(i) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 4(o)(ii). Upon receipt of such notice, each holder of such shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 4(o)(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 4(o)(ii). As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 4(a)(v) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

5. Redemption. The Corporation shall not be obligated to, and shall not have the right to, call or redeem any shares of Preferred Stock, except in accordance with Section 2(f)(ii)(b) above.

6. Common Stock.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of this Article IV.

(c) Redemption. The Common Stock is not redeemable.

(d) Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by this Amended and Restated Certificate of Incorporation and law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

7. Miscellaneous.

(a) Definitions.

(i) “Additional Shares of Common Stock” shall have that meaning set forth in Section 4(g) hereof.

(ii) “Available Proceeds” shall have that meaning set forth in Section 2(f)(ii)(b) hereof.

(iii) “Bylaws” means the Corporation’s Bylaws, as amended.

(iv) “Common Stock” shall have that meaning set forth in Section 4(h) hereof.

(v) “Conversion Price” shall have that meaning set forth in Section 4(c) hereof.

(vi) “Conversion Rights” shall have that meaning set forth in Section 4 hereof.

(vii) “Convertible Securities” shall have that meaning set forth in Section 4(f)(iii) hereof.

(viii) “Deemed Liquidation Event” shall have that meaning set forth in Section 2(f)(i) hereof.

(ix) “Effective Conversion Price” shall have that meaning set forth in Section 4(f)(iii) hereof.

(x) “Liquidation Event” shall have that meaning set forth in Section 2(a) hereof.

(xi) “Liquidation Value” shall have that meaning set forth in Section 2(e) hereof.

(xii) “Original Issue Price” shall have that meaning set forth in Section 2(e) hereof.

(xiii) “Person” shall mean an individual, a corporation, a partnership, a trust or unincorporated organization or any other entity or organization.

(xiv) “Preferred Stock” shall have that meaning set forth in the first paragraph of this Article IV.

(xv) “Qualified Public Offering” means a firmly underwritten public offering of the Corporation’s Common Stock on a Form S-1 Registration Statement, or any similar form of registration statement, adopted by the Securities and Exchange Commission (the “Commission”) from and after the date hereof, filed with the Commission under the Securities Act of 1933, as amended, with respect to which the Corporation receives gross proceeds of at least $40,000,000 (prior to deduction for underwriters’ discounts and expenses relating to such public offering, including without limitation, fees of the Corporation’s counsel).

(xvi) “Reorganizations” shall have that meaning set forth in Section 4(e) hereof.

(xvii) “Subsidiary” means any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned by the Corporation either directly or indirectly through one or more Subsidiaries.

(b) Notices. All notices referred to herein, except as otherwise expressly provided, shall be made by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed.

(c) Conflicts. So long as any of Preferred Stock is outstanding, in the event of any conflict between the provisions of this Article IV and the remainder of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (both as presently existing or hereafter amended and supplemented), the provisions of this Article IV shall be and remain controlling.

V.

EXCULPATION AND INDEMNIFICATION

1. Exculpation. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

2. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, and agents of the Corporation (and any other Persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other Persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

3. Effect of Repeal or Modification. Any amendment, repeal or modification of any of the foregoing provisions of this Article V shall not adversely affect any right or protection of a director, officer, agent or other Person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VI.

BOARD POWER REGARDING BYLAWS

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation without the vote or assent of the stockholders.

VII.

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VIII.

CORPORATE POWER

Subject to such limitations as may be from time to time imposed by other provisions of this Amended and Restated Certificate of Incorporation, by the Bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this express reservation.

IX.

Excluded Opportunity

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article IX will only be prospective and will not affect the rights under this Article IX in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as converted basis, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article IX.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation which restates and amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and has been executed by its President and Chief Executive Officer on April 15, 2020.

ERASCA, INC.

/s/ Jonathan E. Lim, M.D.
Jonathan E. Lim, M.D.
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Erasca, Inc. (the “Corporation”), which originally filed its Certificate of Incorporation with the Secretary of State of Delaware on July 2, 2018 and is organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That the Corporation’s Board of Directors duly adopted resolutions proposing and declaring advisable the following amendment of the Corporation’s Amended and Restated Certificate of Incorporation, as amended. The resolutions setting forth the proposed amendment are as follows:

The second paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

“The number of shares of Common Stock which the Corporation is authorized to issue is 156,000,000. The number of shares of Preferred Stock which the Corporation is authorized to issue is 97,622,409, of which 38,103,681 shares shall be designated Series A Preferred Stock, 28,741,400 shares shall be designated as Series B-1 Preferred Stock, and 30,777,328 shares shall be designated as Series B-2 Preferred Stock.”

2. That thereafter, pursuant to a resolution of the Board of Directors and in lieu of a meeting of stockholders, the stockholders gave their approval of the aforesaid amendment by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3. That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

4. That the aforesaid amendment shall be executed, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on February 25, 2021.

By:	/s/ Jonathan E. Lim, M.D.
Name: Jonathan E. Lim, M.D.
Title: President